Exhibit 99.1

Triangle Petroleum provides outcome of borrowing
base redetermination and Interim production update

DENVER, Colorado, November 9, 2015 – Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT: TPLM) today announced that Triangle USA Petroleum Corporation’s (“TUSA’s”) lenders recently completed their October 2015 semi-annual redetermination and the borrowing base under its senior credit facility was reaffirmed at $350.0 million. No terms of the credit facility were amended during this process.

Following this redetermination, Triangle had approximately $293 million of total liquidity (+2% QoQ) at the end of the third quarter of fiscal year 2016 (three month period ended October 31, 2015; “Q3 FY 2016”). This included approximately $36 million of cash on hand and $161 million and $96 million of respective available borrowing capacity on the TUSA and RockPile Energy Services (“RockPile”) senior credit facilities.

Since July 31, 2015, TUSA and RockPile have reduced debt by $26 million, or ~4%, largely as a direct result of the decision to defer drilling activities until next fiscal year. The debt reduction includes the repurchase and retirement of $10 million of face value of TUSA 6.75% Senior Notes for $5.8 million and a net reduction in the outstanding revolver balance of the combined TUSA and RockPile credit facilities of $16 million. There are currently $416 million of TUSA Senior Notes outstanding.

We expect that TUSA and RockPile will continue to remain in full compliance with all financial covenants of their respective senior credit facilities when final Q3 FY 2016 results are reported. As a reminder, each of the credit facilities is non-recourse to Triangle and there are no cross default provisions between Triangle and either subsidiary or between the two subsidiaries.

Preliminary production for Q3 FY 2016 averaged approximately 13,590 Boepd, which brings average production volumes fiscal year to date through October to just over 13,600 Boepd. Triangle plans to complete 2-6 gross wells in the fourth quarter of FY 2016, which should support full year production in the range of 13,200-13,600 Boepd.

About Triangle

Triangle (NYSE MKT: TPLM) is an independent energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana.  For more information, visit Triangle's website at www.trianglepetroleum.com.

Forward-Looking Statements Disclosure

The information presented in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements include, but are not limited to, the risks discussed in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement as a result of new information, future developments, or otherwise.

Contact

Triangle Petroleum Corporation
Joe Magner,  Vice President, Capital Markets
303-260-7125
info@trianglepetroleum.com